Execution Draft

FORUM FUNDS II
INTERIM INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of January 1, 2019, by and between Forum Funds II, a Delaware statutory trust, with its principal office and place of business at Three Canal Plaza, Suite 600, Portland, Maine 04101 (the “Trust”), and Gurtin Fixed Income Management, LLC, d/b/a Gurtin Municipal Bond Management, a Delaware limited liability company, with its principal office and place of business at 440 Stevens Avenue, Suite 260, Solana Beach, California 92075 (the “Adviser”).

W I T N E S S E T H :

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company and may issue its shares of beneficial interest, no par value (the “Shares”), in separate series; and

WHEREAS, the Trust desires that the Adviser perform investment advisory services for each series of the Trust listed in Appendix A hereto, as may be amended from time to time, (each a “Fund”), and the Adviser is willing to provide those services on the terms and conditions set forth in this Agreement;

WHEREAS, the Trust and the Adviser previously entered into an investment advisory agreement (the “Original Agreement”) on behalf of each Fund setting forth the terms upon which the Adviser would perform certain services for each Fund;

WHEREAS, in the event that the Original Agreement terminates prior to the date that a new investment advisory agreement between the Trust and the Adviser is approved by a vote of a majority of the outstanding voting securities of a Fund, the Trust and the Adviser desire that the Adviser continue to provide services to each Fund in the manner and on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound, the Trust and the Adviser hereby agree as follows:

SECTION 1.          APPOINTMENT; DELIVERY OF DOCUMENTS

(a)       The Trust hereby employs the Adviser, subject to the supervision of the Board of Trustees of the Trust (the “Board”), to manage the investment and reinvestment of the assets in the Fund and to provide other services as specified herein. The Adviser accepts this employment and agrees to render its services for the compensation set forth herein.

(b)       In connection therewith, the Trust shall deliver to the Adviser copies of: (i) the Trust’s Trust Instrument and Bylaws; (ii) the Trust’s Registration Statement and all amendments thereto with respect to the Fund filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “1933 Act”), or the 1940 Act (the “Registration Statement”); (iii) the Trust’s current Prospectuses and Statements of

Additional Information of the Fund (collectively, as currently in effect and as amended or supplemented, the “Prospectus”); (iv) each plan of distribution or similar documents adopted by the Trust on behalf of the Fund under Rule 12b-1 of the 1940 Act and each current shareholder service plan or similar document adopted by the Trust on behalf of the Fund; and (v) all written policies and procedures adopted by the Trust with respect to the Fund that are relevant to the services provided by the Adviser (e.g., repurchase agreement procedures, Rule 17a-7 Procedures and Rule 17e-1 Procedures), and shall promptly furnish the Adviser with all amendments of or supplements to the foregoing. In addition, the Trust shall deliver to the Adviser: (1) a certified copy of the resolutions of the Board, including a majority of the Trustees who are not interested persons (as defined in the 1940 Act), appointing the Adviser and any subadviser and approving this Agreement and any subadvisory agreement; (2) a certified copy of the resolution of the Fund’s shareholder(s), if applicable, appointing the Adviser and each subadviser; (3) a copy of all proxy statements and related materials relating to the Fund; (4) a certified copy of the resolution of the Trust electing the officers of the Trust; and (5) any other documents, materials or information that the Adviser shall reasonably request to enable it to perform its duties pursuant to this Agreement. The Trust will promptly furnish the Adviser with all amendments of or supplements to the foregoing except, in the case of item (5) the Trust will provide only those amendments or supplements requested.

(c)       The Adviser has delivered to the Trust (i) a copy of its code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the “Code of Ethics”); (ii) a copy of its Certificate of Formation and Limited Liability Company Operating Agreement; (iii) a copy of its compliance manual adopted under Rule 206(4)-7 under the Investment Advisers Act of 1940 (“Advisers Act”); and (iv) a copy of its Form ADV Part I and, if applicable, Form ADV Part 2A as filed with the SEC and Form ADV Part 2B. The Adviser shall promptly furnish the Trust with all amendments of or supplements to any of the foregoing. The Adviser also delivers to the Trust any other documents, materials or information that the Trust shall reasonably request.

SECTION 2.          DUTIES OF THE TRUST

In order for the Adviser to perform the services required by this Agreement, the Trust: (i) shall cause all service providers to the Trust to furnish information to the Adviser and to assist the Adviser as may be required; and (ii) shall ensure that the Adviser has reasonable access to all records and documents maintained by the Trust or any service provider to the Trust.

SECTION 3.          DUTIES OF THE ADVISER

Subject to the delegation of any of the following duties to one or more persons as permitted by Section 9 of this Agreement, the Adviser, at its own expense, shall render the following services to the Trust:

(a)       The Adviser will make decisions with respect to all purchases and sales of securities and other investment assets and related liabilities on behalf of the Fund consistent with the Fund’s investment objectives, policies and restrictions. To carry out such decisions, the Adviser is hereby authorized, as agent and attorney-in-fact for the Trust, for the account of, at the risk of and in the name of the Trust, to place orders and issue instructions with respect to those transactions of the Fund. In all purchases, sales and other transactions in securities and other investments for the Fund, the Adviser is authorized to exercise full discretion and act for the Trust in the same manner and with the same force and effect as the Trust might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions, including voting with respect to securities owned by the Fund (by proxy or otherwise), subject to such proxy voting policies as approved by the Board.

Consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Adviser may allocate brokerage on behalf of the Fund to one or more broker-dealers who provide research services. Subject to compliance with Section 28(e), the Adviser may cause the Fund to pay to any broker-dealer that provides research services a commission that exceeds the commission the Fund might have paid to a different broker-dealer for the same transaction if the Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Adviser’s overall responsibilities to the Fund or its other advisory clients. The Adviser may aggregate sales and purchase orders of the assets of the Fund with similar orders being made simultaneously for other accounts advised by the Adviser or its affiliated persons. Whenever the Adviser simultaneously places orders to purchase or sell the same asset on behalf of the Fund and one or more other accounts advised by the Adviser, the orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable over time to each account.

(b)       The Adviser will report to the Board at each meeting thereof as requested by the Board all material changes in the Fund, as determined by Adviser in its reasonable judgment, since the prior report, and will keep the Board informed of important developments affecting the Trust, the Fund and the Adviser, and on its own initiative, or as requested by the Board, will furnish the Board from time to time with such information as the Adviser may believe appropriate for this purpose, whether concerning the individual companies whose securities are included in the Fund’s holdings, the industries in which they engage, the economic, social or political conditions prevailing in each country in which the Fund maintains investments, or otherwise. The Adviser will also furnish the Board with such statistical and analytical information with respect to investments of the Fund as the Adviser may believe appropriate or as the Board reasonably may request. In making purchases and sales of securities and other investment assets for the Fund, the Adviser shall comply with the directions and policies set from time to time by the Board as well as the limitations imposed by the Trust’s or the Fund’s policies and procedures, the Registration Statement, the 1940 Act, the 1933 Act, the 1934 Act, the Internal Revenue Code of 1986, as amended, and other applicable laws.

(c)       The Adviser will from time to time employ or associate with such persons as the Adviser believes to be particularly fitted to assist in the execution of the Adviser’s duties hereunder, the cost of performance of such duties to be borne and paid by the Adviser. No obligation may be incurred on the Trust’s behalf in any such respect.

(d)       The Adviser will report to the Board all matters related to the Adviser that is material to the Adviser’s performance of this Agreement. The Adviser will notify the Trust as soon as reasonably practicable and, where possible, in advance of any change of control of the

Adviser and any changes in the key personnel who are either the portfolio manager(s) of the Fund or senior management of the Adviser.

(e)       The Adviser shall adopt and implement policies and procedures relating to the services it provides to the Trust that are reasonably designed to prevent, detect and correct violations of the federal securities laws as they relate to the Trust, and shall employ personnel to administer the policies and procedures who, in Adviser’s good faith belief, have the requisite level of skill and competence required to effectively discharge its responsibilities. The Adviser will keep the Board and the Trust’s chief compliance officer (“CCO”) informed of the individual responsible for administering the policies and procedures of the Adviser adopted pursuant to Rule 206(4)-7 under the Advisers Act. As a service provider to the Trust, the Adviser shall cooperate fully with the CCO in the execution of the CCO’s responsibilities under Rule 38a-1 under the 1940 Act. The Adviser also shall provide, upon reasonable written request, the CCO with periodic reports regarding its compliance with the federal securities laws as relevant to Fund operations, and shall promptly provide special reports in the event of any material violation of the federal securities laws, as determined by that Adviser in its reasonable judgment, that are relevant to Fund operations. The Adviser shall also provide, upon reasonable written request, the CCO with special reports regarding compliance with the federal securities laws as relevant to the Fund. Upon the written request of the Trust and the allowance for a reasonable period of time, the Adviser shall permit the Trust or its representatives to examine the reports required to be made to the Adviser under the Code of Ethics.

(f)        The Adviser will maintain records relating to its duties hereunder (including portfolio transactions and placing and allocation of brokerage orders) as are required to be maintained by the Trust under the 1940 Act and in accordance with the Advisers Act. The Adviser shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Adviser pursuant to this Agreement required to be prepared and maintained by the Adviser or the Trust pursuant to applicable law. The Adviser agrees that the books and records pertaining to the Trust and required to be maintained under the 1940 Act that are in possession of the Adviser shall be the property of the Trust. The Trust, or its representatives, shall have access to such books and records at all times during the Adviser’s normal business hours upon written notice being provided to Adviser a reasonable time period before such grant of access. Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by the Adviser to the Trust or its representatives. Notwithstanding the foregoing, Adviser is allowed to maintain a copy of the above referenced books and records as its own property, and Trust hereby consents to Adviser’s ownership of such duplicate books and records.

(g)       The Adviser will cooperate with the Fund’s independent public accountants and shall take reasonable action to make all necessary information available to those accountants for the performance of the accountants’ duties.

(h)       The Adviser will provide the Trust and the Fund’s custodian and fund accountant on each business day with such information relating to all transactions concerning the Fund’s assets and liabilities as the Trust or the Fund’s custodian and fund accountant may reasonably require, including, but not limited to, information required to be provided under the Trust’s

Portfolio Securities Valuation Procedures; provided, however, that the Adviser shall not be deemed to be the pricing agent for the Fund.

(i)         In the performance of its duties under this Agreement the Adviser will (i) satisfy its fiduciary duties to the Trust, (ii) monitor the Fund’s investments and (iii) comply with the provisions of the Trust’s Declaration of Trust and Bylaws, as amended from time to time, and the applicable tax and regulatory requirements. The Adviser will make its officers and employees available to the Trust from time to time at reasonable times to review investment policies of the Fund and to consult with regarding the investment affairs of the Fund.

SECTION 4.          COMPENSATION; EXPENSES

(a)        In consideration of the foregoing, the Trust shall pay the Adviser, with respect to the Fund, a fee at an annual rate as listed in Appendix A hereto. Such fees shall be accrued by the Trust daily and shall be payable monthly in arrears on the fifth business day of each calendar month for services performed hereunder during the prior calendar month, as set forth below in subparagraphs (i)-(iii). If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement with respect to the Fund, the Trust shall pay to the Adviser such compensation as shall be payable prior to the effective date of termination.

(i).	All compensation payable to the Adviser under this Agreement shall be held in an interest-bearing escrow account with the Trust’s custodian or a bank mutually agreed upon by the Adviser and the Trust and be disbursed to the Adviser as provided in subparagraphs (ii) and (iii) below;

(ii).	If holders of at least a majority of the outstanding voting securities of a Fund approve a new investment advisory agreement with the Adviser no later than 150 days after the Effective Date (as defined in Section 6(a) below), any amounts paid into the escrow account with respect to a Fund (including interest earned thereon) shall be promptly paid to the Adviser; and

(iii).	If holders of at least a majority of the outstanding voting securities of a Fund do not approve a new investment advisory agreement with the Adviser within 150 days after the date of this Agreement, the Adviser shall be paid from the escrow account in an amount equal to the lesser of (a) any costs incurred in performing this Agreement (plus interest earned on that amount while in the escrow account) or (b) the total amount in the escrow account (plus interest earned thereon).

(b)        The Adviser may reimburse expenses of the Fund or waive its fees to the extent necessary to maintain the Fund’s expense ratio at an agreed-upon amount for a period of time as may be specified in a separate written of agreement. The Adviser’s reimbursement of the Fund’s expenses shall be estimated and paid to the Trust monthly in arrears, at the same time as the Trust’s payment to the Adviser for such month, if any, and the Adviser hereby authorizes the

Trust, upon notice to the Adviser, to setoff any such payment against fees payable to the Adviser pursuant to Section 4(a) hereof.

(c)        To the extent prohibited by law, no fee shall be payable hereunder with respect to that portion of Fund assets that are invested in any other account or fund for which the Adviser serves as investment adviser or subadviser and for which the Adviser already receives an advisory fee.

(d)        The Trust shall be responsible for and assumes the obligation for payment of all Trust expenses not expressly waived, assumed or agreed to be paid by the Adviser in writing, including, but not limited to: (i) the fee payable under this Agreement; (ii) the fees payable to each administrator under an agreement between the administrator and the Trust; (iii) expenses of issue, repurchase and redemption of Shares; (iv) interest charges, taxes, brokerage fees and commissions, and dividends on short sales; (v) premiums of insurance for the Trust, its trustees and officers, and fidelity bond premiums; (vi) fees and expenses of third parties, including the Trust’s independent public accountant, custodian, transfer agent, dividend disbursing agent and fund accountant; (vii) fees of pricing, interest, dividend, credit and other reporting services; (viii) costs of membership in trade associations; (ix) telecommunications expenses; (x) funds’ transmission expenses; (xi) auditing, legal and compliance expenses; (xii) costs of forming the Trust and maintaining its existence; (xiii) costs of preparing, filing and printing the Trust’s Prospectuses, subscription application forms and shareholder reports and other communications and delivering them to existing shareholders, whether of record or beneficial; (xiv) expenses of meetings of shareholders and proxy solicitations therefor; (xv) costs of maintaining books of original entry for portfolio and fund accounting and other required books and accounts, of calculating the net asset value of Shares and of preparing tax returns; (xvi) costs of reproduction, stationery, supplies and postage; (xvii) fees and expenses of the Trust’s trustees and officers; (xviii) the costs of personnel (who may be employees of the Adviser, an administrator or their respective affiliated persons) performing services for the Trust; (xix) costs of Board, Board committee and other corporate meetings; (xx) SEC registration fees and related expenses; (xxi) state, territory or foreign securities laws registration fees and related expenses; and (xxii) all fees and expenses paid by the Trust in accordance with any distribution or service plan or agreement related to similar matters, except, in all such cases, expenses that are waived, assumed or agreed to be paid by the Adviser.

SECTION 5.          STANDARD OF CARE; INDEMNITY

(a)        The Trust shall expect of the Adviser, and the Adviser will give the Trust the benefit of, the Adviser’s best judgment and efforts in rendering its services to the Trust. The Adviser shall not be liable hereunder for any mistake of judgment or mistake of law or for any loss arising out of any investment or for any act or omission taken with respect to the Trust, the Fund or any of the Fund’s shareholders in the absence of bad faith, willful misfeasance or gross negligence in the performance of the Adviser’s duties or obligations under this Agreement or by reason of the Adviser’s reckless disregard of its duties and obligations under this Agreement.

The Adviser and its employees, agents, trustees and officers shall be indemnified and held harmless by a particular Fund against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, fees and expenses (including reasonable attorneys’ fees and expenses) incurred or suffered by the Adviser or its employees, agents, trustees or officers in connection with the good faith performance by the Adviser or its employees, agent, trustees or officers of their responsibilities to that Fund (collectively, the “Liabilities”); provided, however, that the Adviser and such persons shall not be indemnified for any Liability caused by their own bad faith, willful misfeasance or gross negligence in the performance of their responsibilities to that Fund.

(b)        Adviser shall not be liable for the errors of other service providers to the Trust, including the errors of pricing services, administrator, fund accountant, custodian or transfer agent to the Trust, unless such errors arise from the Adviser’s knowing provision of false or misleading information to other service providers. The Adviser shall not be liable to the Trust for any action taken or failure to act in good faith reliance upon: (i) information, instructions or requests, whether oral or written, with respect to the Fund made to the Adviser by a duly authorized officer of the Trust; (ii) the advice of counsel to the Trust; and (iii) any written instruction or certified copy of any resolution of the Board or any agent of the Board.

(c)       Adviser agrees to indemnifiy and hold harmless each Fund and their respective employees, agents, trustees and officers against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, fees and expenses (including reasonable attorneys’ fees and expenses) of every nature and character arising out of or in any way related to (i) any breach of the Adviser’s obligations under this Agreement, (ii) any acts or failures to act of Adviser for which the Adviser would be liable under Section 5(a), (iii) any breach of a representation or warranty of the Adviser set forth in this Agreement and (iv) claims or demands by any employee, agent, trustee, member or manager of the Adviser in their capacity as such. The Trust is hereby authorized to deduct any amounts payable in respect of the Adviser’s indemnification obligations hereunder from any fees payable to the Adviser pursuant to Section 4(a).

(c)        The Adviser shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, but not limited to, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Adviser’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

SECTION 6.          EFFECTIVENESS, DURATION AND TERMINATION

(a)        This Agreement shall become effective with respect to a Fund as of the date the Original Agreement terminates (the “Effective Date”), and:

(i)	unless otherwise terminated, this Agreement shall continue in effect for a Fund: (I) until a new investment advisory agreement between the Fund and the Adviser is approved by a majority of the outstanding voting securities of the Fund; (II) until the effective date of the reorganization of each Fund into a newly organized series of [PIMCO Funds]; or (III) for 150 days, whichever is sooner;

(ii)	this Agreement may at any time be terminated, without the payment of penalty, by approval of a majority of the Board, including a majority of the Trustees who are not interested persons (as defined in the 1940 Act) or a majority of the outstanding voting securities of a Fund on ten (10) calendar days’ written notice to the Adviser;

(iii)	this Agreement shall automatically terminate in the event of its assignment; and

(iv)	this Agreement may be terminated by the Adviser on sixty (60) days’ written notice to the Trust.

SECTION 7.          ACTIVITIES OF THE ADVISER

Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the Adviser’s right, or the right of any of the Adviser’s directors, officers or employees to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person.

SECTION 8.          REPRESENTATIONS OF ADVISER.

The Adviser represents and warrants that it: (i) is registered as an investment adviser under the Advisers Act (and will continue to be so registered for so long as this Agreement remains in effect); (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) will promptly notify the Trust of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; (v) will promptly notify the Trust if the Adviser is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority; (vi) will promptly notify the Trust of any material fact known to the Adviser respecting or relating to the Adviser that would make any written information provided to the Trust materially inaccurate or incomplete or if any such written information becomes untrue in any material respect; (vii) will promptly notify the Trust if the Adviser suffers a material adverse change in its business that would materially impair its ability to perform its relevant duties for the Fund.

SECTION 9.          SUBADVISERS

At its own expense, the Adviser may carry out any of its obligations under this Agreement by employing, subject to the direction and control of the Board, one or more persons who are registered as investment advisers pursuant to the Advisers Act (“Subadvisers”). Each Subadviser’s employment will be evidenced by a separate written agreement approved by the Board and, if required, by the shareholders of the applicable Fund. The Adviser shall not be liable hereunder for any act or omission of any Subadviser, except to exercise good faith in the employment of the Subadviser and except with respect to matters as to which the Adviser assumes responsibility in writing.

SECTION 10.        LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The Trustees of the Trust and the shareholders of the Fund shall not be personally liable for any obligations of the Trust or of any Fund under this Agreement, and the Adviser agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or Fund to which the Adviser’s rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of any Fund.

SECTION 11.        RIGHTS TO NAME

If the Adviser ceases to act as investment adviser to the Trust or any Fund whose name includes the term “Gurtin Municipal Value” (the “Mark”) or if the Adviser requests in writing, the Trust shall take prompt action to change the name of the Trust or any such Fund to a name that does not include the Mark. The Adviser may from time to time make available without charge to the Trust for the Trust’s use any marks or symbols owned by the Adviser, including marks or symbols containing the Mark or any variation thereof, as the Adviser deems appropriate. Upon the Adviser’s request in writing, the Trust shall cease to use any such mark or symbol at any time. The Trust acknowledges that any rights in or to the Mark and any such marks or symbols that may exist on the date of this Agreement or arise hereafter are, and under any and all circumstances shall continue to be, the sole property of the Adviser. The Adviser may permit other parties, including other investment companies, to use the Mark in their names without the consent of the Trust. The Trust shall not use the Mark in conducting any business other than that of an investment company registered under the 1940 Act without the permission of the Adviser.

SECTION 12.        MISCELLANEOUS

(a)        Except as permitted by applicable law, no provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto and, if required by the 1940 Act, by a vote of a majority of the outstanding voting securities of any Fund thereby affected.

(b)        No amendment to this Agreement or the termination of this Agreement with respect to a Fund shall affect this Agreement as it pertains to any other Fund, nor shall any such amendment require the vote of the shareholders of any other Fund.

(c)        Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

(d)        This Agreement shall be construed, performed and enforced in accordance with, and governed by, the internal laws of the State of New York, without giving effect to the principles of conflicts of law thereof except Sections 5-1401 and 5-1402 of the New York General Obligations Law. Each of the parties hereto hereby irrevocably agrees that any action or proceeding against it seeking any remedy arising out of this Agreement or any of the transactions contemplated hereby shall be brought only in the United States District Court for the Southern

District of New York (or, if such court does not have subject matter jurisdiction over such dispute, in the Supreme Court of the State of New York in and for the County of New York, preserving, however, all rights of removal to a federal court under 28 U.S.C. § 1441), and each party consents to service of process outside the territorial jurisdiction of any such court and will not assert the defense of lack of personal jurisdiction or forum non conveniens in response to any such action or seek to change venue from the forum in which any such action is initially commenced.

(e)        This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement between those parties with respect to the subject matter hereof, whether oral or written.

(f)        This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(g)        If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(h)        Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement. Words in the singular include the plural and in the plural include the singular. The words “including”, “includes”, “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(i)         Notices, requests, instructions and communications received by the parties at their respective principal places of business, as indicated above, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

(j)         Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund are separate and distinct from the assets and liabilities of each other Fund and each other series of the Trust and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund or any other series of the Trust, whether arising under this Agreement or otherwise.

(k)        No affiliated person, employee, agent, director, officer or manager of the Adviser shall be liable at law or in equity for the Adviser’s obligations under this Agreement.

(l)         The terms “vote of a majority of the outstanding voting securities”, “interested person”, “affiliated person,” “control” and “assignment” shall have the meanings ascribed thereto in the 1940 Act.

(m)       Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(n)        The Adviser shall not use the name of the Trust or any Fund on any checks, bank drafts, bank statements or forms for other than internal use in a manner not approved by the Trust prior thereto in writing; provided however, that the approval of the Trust shall not be required for the use of the Trust’s or Fund’s name that merely refers in accurate and factual terms to the Trust or Fund in connection with Adviser’s role hereunder or that is required by any appropriate regulatory, governmental or judicial authority; and further provided that in no event shall such approval be unreasonably withheld, delayed or conditioned.

(o)        Reference to any law is deemed to include the rules and regulations promulgated under or related to the law and any regulatory interpretations or exemptive relief or judicial or similar holdings related to the law.

(p)        The provisions of Sections 5, 6, 10, 11 and 12 shall survive any termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

FORUM FUNDS II

By:	/s/ Jessica Chase
Jessica Chase
President

GURTIN MUNICIPAL BOND MANAGEMENT

By:	/s/ William R. Gurtin
William R. Gurtin
Chief Executive Officer

FORUM FUNDS II
INTERIM INVESTMENT ADVISORY AGREEMENT

Appendix A

Fund	Fee as a % of the Annual Average Daily Net Assets of the Fund	Effective Date
Gurtin National Municipal Intermediate Value Fund	0.35%	January 1, 2019
Gurtin California Municipal Intermediate Value Fund	0.35%	January 1, 2019
Gurtin National Municipal Opportunistic Value Fund	0.45%	January 1, 2019
Gurtin California Municipal Opportunistic Value Fund	0.45%	January 1, 2019